Exhibit 1.2

CONFIDENTIAL
May 31, 2018

Soliton, Inc.
Attention: Mr. Walter Klemp, Chairman 5304 Ashbrook Drive
Houston, TX 77081

Re: Proposed Pre-IPO Financings and NASDAQ Initial Public Offering
Dear Wally:
We are pleased to submit the following agreement with respect to the proposed Pre - IPO financings and a planned initial public offering (“IPO”) by and for Soliton, Inc., or any other corporate entities that may be utilized from time to time (“Soliton” or “the Company”), consisting of the Company’s Common Shares that will be applied for listing on the NASDAQ.
Boustead Securities, LLC (“Boustead”) is pleased to act as exclusive financial advisor to the Company (“Advisor”), including its affiliates and subsidiaries, in connection with the Company’s intention to pursue the corporate finance activities described in this Agreement or any combination thereof (any such activities in Section 2. a) i below henceforth being referred to as a “Transaction”). The exclusive, best efforts, engagement outlined in this letter has the objective of providing growth capital and stock liquidity for the Company’s expansion plans.
The final terms of the Pre-IPO Financings and the IPO will be dictated by pre-existing investor interest, market conditions and the financial performance of the Company and its consolidated subsidiaries prior to the date that the Securities and Exchange Commission shall declare the Company’s Form 1- A Offering Statement for the IPO to be qualified (the “Qualification Date”).
This letter agreement (“Agreement”) states certain conditions and assumptions upon which the proposed Pre-IPO Financings and the IPO to be underwritten by Boustead Securities LLC, will be based. It is our intent, immediately prior to the Qualification Date, to enter into an exclusive Underwriting Agreement with the Company. Boustead will act as lead underwriter for the IPO on a “best efforts” basis. We reserve the right to bring in such other co-managers and selected dealers for the offering as we shall determine who shall be reasonably acceptable to the Company. The Underwriting Agreement and related agreements shall contain such terms and conditions as are customarily contained in agreements of such character.
This Agreement will confirm the understanding and agreement between Boustead and the Company as follows:

1.
Advisory Services: Boustead will provide advisory services to the Company in the areas of corporate development, corporate finance and/or capital placement transactions. Boustead will also introduce other firms, products and services to the Company as needed during the normal course of business and act as coordinator for all activities within its purview. It is also understood that Boustead is acting as an advisor only, and shall have no authority to enter into any commitments on the Company’s behalf, or to negotiate the terms of any transaction, or to hold any funds or securities in connection with any transaction or to perform any other acts on behalf of the Company without the Company’s express written consent.

2.	Fees and Expenses: In connection with the services to be rendered hereunder, the Company agrees to pay Boustead the following fees and expenses:

Boustead Securities, LLC	Direct phone:	+1 949 233 7869
6 Venture, Suite 265	Email:	dan@boustead1828.com
Irvine, CA 92618 USA	Web:	www.boustead1828.com

Soliton, Inc.
June 2, 2018
	Page	2

a)	Success Fees:

i.
Equity Investment. For any equity investment into the Company, including any common stock, preferred stock, convertible stock, LLC Memberships, convertible debentures, convertible debt, subordinated debt with warrants or any other securities convertible into common stock, or any other form of debt instrument involving any other form of equity participation, whether for the Pre-IPO Financings or the IPO or afterwards, Boustead shall receive upon Closing: (i) a Success Fee, payable in cash, equal to seven percent (7%) of the gross amount to be disbursed to the Company from such Closing, plus (ii) warrants in the entity financed, with a cashless exercise provision, equal to seven percent (7%) of the gross amount to be disbursed to the Company from such Closing, exercisable at a strike price equal to one hundred percent (100%) of the price paid by investors in the financing for the Company as of the date the Company receives the funds, in whole or in part, at any time within five (5) years from issuance. For example, if an equity investment of USD$20 million is completed, where the Company sold five million shares of its common stock at USD$4 per share, Boustead would be paid a cash commission of USD$1,400,000, and receive warrants to purchase 350,000 shares of the Company’s common stock, with Boustead paying a fixed price of USD$4 per share, exercisable for five years. For the avoidance of doubt, Boustead shall not be entitled to compensation with respect to the issuance by the Company of its convertible promissory notes prior to the IPO, for investors not introduced to the Company by Boustead. Boustead agrees that any syndicate members involved in the IPO will be permitted to share the fees set forth in this Section 2(a)(i) with up to 71.43% going to the syndicate member (with at least the remaining 28.57% to Boustead). Boustead further agrees that for their involvement in the IPO, SI Securities, LLC (SeedInvest) and Falcon Capital LLP (Falcon) will be permitted to share the fees set forth in this Section 2(a)(i) with not less than 71.43% going to SeedInvest or Falcon (with the remaining 28.57% to Boustead).

ii.

b)
Expenses: The Company also agrees to reimburse Advisor, promptly when invoiced, for all of its reasonable out-of-pocket expenses (including reasonable fees and expenses of its legal counsel) in connection with the performance of its services hereunder, regardless of whether a Transaction occurs. Upon the earlier of the termination of this letter agreement or completion of a Transaction, the Company agrees to pay promptly in cash any unreimbursed expenses that have accrued as of such date. Any expense exceeding USD$5,000 shall be pre-approved in writing by the Company. Expenses are limited as follows, but can be increased based on advance written approval of the Company: Underwriters’ legal counsel USD$75,000; Road Show, Travel and other reasonable out-of-pocket accountable expenses which shall not exceed USD$35,000, $35,000 of which will be paid upon the filing of an application to list its shares on NASDAQ and is reimbursable to the issuer to the extent not actually incurred; due diligence and other expenses incurred prior to completion of the Transaction, which shall not exceed USD$35,000, $35,000 of which is paid upon the execution of this Agreement and is reimbursable to the issuer to the extent not actually incurred; USD$5,000 for background checks on the Company’s office, directors and major shareholders.

3.	Indemnification: The Company agrees to indemnify Boustead as set forth in Schedule A annexed hereto and made a part hereof.

Boustead Securities, LLC	Direct phone:	+1 949 233 7869
6 Venture, Suite 265	Email:	dan@boustead1828.com
Irvine, CA 92618 USA	Web:	www.boustead1828.com

Soliton, Inc.
June 2, 2018
	Page	3

4.
Successors: This Agreement shall be binding upon any and all successors and assigns of the Company (including any corporation surviving any merger to which the Company is a party). Boustead shall be permitted to assign its rights or delegate its obligations hereunder by operation of law, including as a result of the partial or total merger or consolidation of Boustead with another entity.

5.
Term: The term of this Agreement (the “Engagement Period”) will expire upon the earlier to occur of (i) twelve (12) months from the date Boustead receives an executed copy of this Agreement from the Company, (ii) the mutual written agreement of the Company and Boustead, or (iii) six months after the IPO. The Engagement Period may be extended for additional six (6) month periods under the same terms and conditions as described herein by mutual written agreement of the Company and Boustead. Upon the termination of the Agreement, the Company shall pay Boustead any and out-of-pocket expenses incurred up to the date thereof, subject to the limitations in Section 2(b). In addition, Boustead shall be entitled to a Success Fee(s), as defined above, if the Company completes a Transaction with a party introduced to the Company by Boustead prior to such termination (collectively, the “Identified Party (ies)”) during the twelve (12) month period following the termination of this Agreement.

6.
Future Services: The Company agrees that it shall provide Boustead the right of first refusal for one (1) year from the date of the consummation of the IPO to act as Financial Advisor or to act as joint Financial Advisor on at least equal economic terms on any public or private financing (debt or equity), merger, business combination, recapitalization or sale of some or all of the equity or assets of the Company (collectively, “Future Services”). In the event the Company notifies Boustead of its intention to pursue an activity that would enable Boustead to exercise its right of first refusal to provide Future Services, Boustead shall notify the Company of its election to provide such Future Services, including notification of the compensation and other terms to which Boustead claims to be entitled, within five (5) days of written notice by the Company. In the event the Company engages Boustead to provide such Future Services, Boustead will be compensated consistent with Section 2 of this Agreement, unless mutually agreed otherwise by the Company and Boustead.

7.
Registration: As a part of the Company’s public offering, the Company hereby grants Boustead “piggyback” registration rights for the stock of the Company underlying any warrants issued from the Pre-IPO Financings and IPO, as part of the Success Fee to Boustead as described herein, to be so registered in the Form 1-A and Offering Statement filings with the SEC, as a part of the IPO.

8.
Governing Law: This Agreement may not be amended or modified except in writing signed by each of the parties and shall be governed by and construed and enforced in accordance with the laws of the State of New York.

9.
USA Patriot Act: Boustead is committed to complying with U.S. statutory and regulatory requirements designed to combat money laundering and terrorist financing. The USA Patriot Act requires that all financial institutions obtain certain identification documents or other information in order to comply with their customer identification procedures.

10.
Confidentiality: All non-public information concerning the Company and its subsidiaries which is given to Boustead will be used by Boustead solely in the course of the performance of its services hereunder and will be treated confidentially by Boustead and any retained advisors and agents for as long as such information remains non-public. Except as otherwise required by law, Boustead will not use such information or disclose such information to a third party, other than its Representatives (as herein defined) who have a need to know such information in connection with the transaction contemplated by this Agreement and who agree to keep such information confidential. This Agreement is for confidential use of the Company and Boustead only and may not be disclosed by the Company to any person other than its attorneys, accountants and financial advisors, and only on a confidential

Boustead Securities, LLC	Direct phone:	+1 949 233 7869
6 Venture, Suite 265	Email:	dan@boustead1828.com
Irvine, CA 92618 USA	Web:	www.boustead1828.com

Soliton, Inc.
June 2, 2018
	Page	4

basis in connection with the proposed transaction or financing, except where disclosure is required by law or is mutually consented to in writing by Boustead and the Company.

11.
Access to Information: In connection with Boustead activities the Company’s behalf, the Company agrees that it will furnish Boustead with all information concerning the Company and the Transaction that Boustead reasonably deems appropriate and that the Company will provide Boustead with reasonable access to its officers, accountants, attorneys and other professional advisors. The Company represents that all information made available to Boustead will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made. In rendering its services hereunder, Boustead will be utilizing and relying on the information without independent verification thereof or independent appraisal of any of the Company’s assets.

12.
Disclosure: During the Engagement Period and for sixty (60) days thereafter, the Company agrees not to issue any press releases or communications to the public relating to the Transactions without Boustead prior approval or unless otherwise required by law, which will not be unreasonably withheld or delayed, and the Company agrees that such press release will state that the transaction and/or financing was arranged by Boustead, unless we mutually agree otherwise or unless otherwise required by law. The Company further agrees that Boustead may, at its own expense, publicize its services to the Company hereunder, including, without limitation, issuing press releases, placing advertisements and referring to the transaction or financing on Boustead website.

13.	Modification: This Agreement may not be modified or amended except in writing duly executed by the parties hereto.

14.
Notices: Any notice required shall be in writing and may be delivered by hand, e-mail, fax or first class mail to the following addresses (or at such other email, fax number or address as shall hereafter be specified by such party by like notice):

(a)	If to the Company, to:
Soliton, Inc.
Attention: Mr. Walter Klemp, Chairman
5304 Ashbrook Drive
Houston, TX 77081
E-mail: wklemp@soliton.com

And

Soliton, Inc.
Attention: Ms. Lori Bisson, CFO 5304 Ashbrook Drive
Houston, Texas 77081
E-mail: lbisson@soliton.com

(b)	If to Boustead, to: Keith Moore, CEO
Boustead Securities, LLC
6 Venture, Suite 325
Irvine, CA 92618 USA
Fax Number: +1 (815) 301-8099

E-mail: keith@boustead1828.com

Boustead Securities, LLC	Direct phone:	+1 949 233 7869
6 Venture, Suite 265	Email:	dan@boustead1828.com
Irvine, CA 92618 USA	Web:	www.boustead1828.com

Soliton, Inc.
June 2, 2018
	Page	5

Notices shall be deemed to have been given contemporaneously in the case of fax or e-mail. Notices given by first class mail shall be deemed to have been given seven days after mailing. Evidence that the notice was properly addressed, stamped and mailed shall be prima facie evidence of mailing.

15.
Waiver. Neither Boustead’s nor the Company’s failure to insist at any time upon strict compliance with this Agreement or any of its terms nor any continued course of such conduct on their part shall constitute or be considered a waiver by Boustead or the Company of any of their respective rights or privileges under this Agreement.

16.
Severability. If any provision herein is or should become inconsistent with any present or future law, rule or regulation of any sovereign government or regulatory body having jurisdiction over the subject matter of this Agreement, such provision shall be deemed to be rescinded or modified in accordance with such law, rule or regulation. In all other respects, this Agreement shall continue to remain in full force and effect.

17.
Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and will become effective and binding upon the parties at such time as all of the signatories hereto have signed a counterpart of this Agreement. All counterparts so executed shall constitute one Agreement binding on all of the parties hereto, notwithstanding that all of the parties are not signatory to the same counterpart. Each of the parties hereto shall sign a sufficient number of counterparts so that each party will receive a fully executed original of this Agreement.

18.
Entire Agreement. This Agreement (together with Schedule A hereto) constitutes the entire agreement between the Company and Boustead. No other agreements, covenants, representations or warranties, express or implied, oral or written, have been made by any party hereto to any other party concerning the subject matter hereof. All prior and contemporaneous conversations, negotiations, possible and alleged agreements, representations, covenants and warranties concerning the subject matter hereof are merged herein and shall be of no further force or effect.

Boustead Securities, LLC	Direct phone:	+1 949 233 7869
6 Venture, Suite 265	Email:	dan@boustead1828.com
Irvine, CA 92618 USA	Web:	www.boustead1828.com

Soliton, Inc.
June 2, 2018
	Page	6

Please confirm that the foregoing is in accordance with our understanding by signing and returning one copy of this Agreement to Boustead to indicate the Company’s acceptance of the terms set forth herein.
Very truly yours,

Boustead Securities LLC

By:	/s/ Daniel J. McClory
Daniel J. McClory Managing
Director

By:	/s/ Keith Moore
Keith Moore CEO
Accepted as of the date first above written:

Soliton, Inc.

By:	/s/ Walter Kemp
Walter Klemp
CEO

Boustead Securities, LLC	Direct phone:	+1 949 233 7869
6 Venture, Suite 265	Email:	dan@boustead1828.com
Irvine, CA 92618 USA	Web:	www.boustead1828.com

Soliton, Inc.
June 2, 2018
	Page	7

Schedule A
The Company agrees to indemnify Boustead Securities, LLC (“Boustead”) and any controlling person, director, officer, employee, affiliate, agent or counsel of Boustead and of any affiliate of Boustead (“Indemnified Parties”) and hold them harmless against any third party losses, claims, damages, expenses or liabilities, joint or several (“Damages”), to which Boustead or such other Indemnified Parties may become subject arising in any manner out of or in connection with the retention of Boustead hereunder, and the Company shall reimburse Boustead and any other Indemnified Party for all reasonable expenses (including, without limitation, reasonable fees and disbursements of counsel) as they are incurred by Boustead or such other Indemnified Party in connection with investigating, preparing or defending any pending or threatened action, suit, claim, investigation or proceeding, whether or not in connection with pending or threatened litigation, in which Boustead or such other Indemnified Party is involved by reason of Boustead's retention hereunder (an “Action”), except to the extent that it is finally judicially determined that such Damages or Actions are caused by gross negligence, willful misconduct or bad faith of Boustead and/or any controlling person, director, officer, employee, affiliate or agent of Boustead.
In the event any Action is commenced against Boustead or any other Indemnified Party with respect to which indemnity may be sought against the Company, Boustead shall promptly notify the Company in writing and the Company shall assume the defense thereof, including the employment of counsel selected by the Company reasonably satisfactory to Boustead and payment of all fees and expenses. Boustead and any party indemnified hereunder shall have the right to retain separate counsel, but the fees and expenses of such counsel shall be at the expense of Boustead or such other Indemnified Party, as the case may be, unless (i) the expenses of such counsel have been expressly assumed in writing by the Company, (ii) the Company has failed to assume the defense or the employ of counsel reasonably satisfactory to Boustead or (iii) the named parties to any such Action (including any impleaded parties) include both (a) Boustead or any such other Indemnified Party and
(b) the Company or any controlling person, director, officer, employee, affiliate or agent of the Company, and Boustead or such other Indemnified Party shall have been advised by legal counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Company or the Company's agents (in which case the Company shall not have the right to assume the defense of such Action on behalf of Boustead or such other Indemnified Party). For Actions brought against Boustead or such other Indemnified Party for which the Company has assumed the defense, the Company agrees that it will not, without the prior written consent of Boustead, settle or compromise or consent to the entry of any judgment in any Action relating to the matters contemplated by Boustead's retention unless such settlement, compromise or consent (i) includes a release of Boustead and such Indemnified Parties from all liability arising or that may arise out of such claim and (ii) provides for the payment of an amount that the Company is willing and able to pay.
The Company and Boustead agree that if any indemnification or reimbursement sought pursuant to the preceding paragraphs is finally judicially determined to be unavailable (except by reason of the gross negligence, willful misconduct or bad faith of Boustead or its controlling persons, directors, officers, employees, affiliates or agents, as the case may be), then the Company and the Indemnified Parties involved in such Action shall contribute to the liabilities for which such indemnification or reimbursement is held unavailable in such proportion as is appropriate to reflect (a) the relative benefits to the Company on the one hand, and Boustead and such Indemnified Parties, on the other hand, in connection with Boustead’s retention hereunder or (b) if the allocation provided by clause (a) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (a), but also the relative fault of the Company, on the one hand, and Boustead, on the other hand; provided that in no event shall Boustead’s and the Indemnified Parties’ aggregate contribution to all Damages with respect to which contribution is available hereunder exceed the amount of fees actually received by Boustead from the Company pursuant to Boustead’s retention hereunder. It is hereby agreed that the relative benefits to the Company, on the one hand, and Boustead, on the other hand, with respect to Boustead’s retention shall be deemed to be in the same proportion as (i) the total value paid or proposed to be paid or received by the Company or its security holders, as the case may be, pursuant to the Proposed Transaction, whether or not

Boustead Securities, LLC	Direct phone:	+1 949 233 7869
6 Venture, Suite 265	Email:	dan@boustead1828.com
Irvine, CA 92618 USA	Web:	www.boustead1828.com

Soliton, Inc.
June 2, 2018
	Page	8

consummated, for which Boustead is retained bears to (ii) the fee paid or proposed to be paid to Boustead in connection with such retention. The Company and Boustead agree that it would not be just and equitable if contribution pursuant to this paragraph were determined by prorata allocation or by any other method which does not take into account the equitable considerations referred to in this paragraph.
The indemnity and reimbursement of expenses and the contribution rights provided for in this Schedule A are in addition to, and not subject to the limitations of, the fees, charges, and reimbursement of expenses provided for in the Fees and Expenses section of this retention agreement. The reimbursement, indemnity and contribution obligations of the Company under the preceding paragraphs shall be in addition to any right that Boustead or any Indemnified Party may otherwise have, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, Boustead or such other persons.
Subject to the scope of indemnification provided herein, the Company will reimburse Boustead for all reasonable expenses incurred by Boustead by reason of any of its personnel being involved in any such Action. The Company also agrees that no Indemnified Party shall have any liability to the Company or any of its affiliates or any director, officer, employee, security holder, representative, advisor (other than Boustead) or agent thereof for or in connection with Boustead’s retention hereunder except for such liability for Damages, liabilities or expenses incurred by the Company which is finally judicially determined to have resulted primarily from the gross negligence, willful misconduct or bad faith of such Indemnified Party.

Boustead Securities, LLC	Direct phone:	+1 949 233 7869
6 Venture, Suite 265	Email:	dan@boustead1828.com
Irvine, CA 92618 USA	Web:	www.boustead1828.com